Exhibit 23, Form 10-K
Kansas City Life Insurance Company

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Kansas City Life Insurance Company:

We consent to the incorporation by reference in the registration statements (No. 333‑89984, No. 333-52290, No. 333-98805, and No. 333-165116) on Form N-4 of Kansas City Life Insurance Company and subsidiaries (the Company) of our report dated February 28, 2013, with respect to the consolidated balance sheets of the Company as of December 31, 2012 and 2011, and the related consolidated statements of comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2012, which report appears in the December 31, 2012 annual report on Form 10‑K of Kansas City Life Insurance Company and subsidiaries.
As discussed in Note 3 to the consolidated financial statements, effective January 1, 2012, the Company modified the types of costs incurred that can be capitalized when issuing or renewing insurance contracts due to the prospective adoption of Financial Accounting Standards Board Accounting Standards Update (ASU) No. 2010-26, Accounting for Costs associated with Acquiring or Renewing Insurance Contracts.

/s/ KPMG LLP

Kansas City, Missouri
February 28, 2013